Exhibit 10.2

AMENDMENT #2 TO EMPLOYMENT AGREEMENT

THIS AMENDMENT #2 TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of January 14, 2020 (the “Effective Date”), between NTN Buzztime, Inc., a Delaware corporation (the “Company”), and Allen Wolff, an individual (“Executive”).

RECITALS

THE PARTIES ENTER THIS AMENDMENT on the basis of the following facts, understandings and intentions:

A.	Executive commenced employment with the Company as of December 29, 2014.

B.	The Company and Executive are parties to that certain Employment Agreement made and entered into March 19, 2018 (the “Employment Agreement”), and to that certain Amendment #1 to Employment Agreement made and entered into September 17, 2019 (the “1st Amendment,” and together with the Employment Agreement, the “Existing Employment Agreement”), pursuant to which, among other things, Executive has been serving as the Company’s interim Chief Executive Office (“Interim CEO”).

C.	The Company desires that Executive be appointed and transition to the position of chief executive officer on a non-interim basis and to carry out the duties and responsibilities described below, all on the terms and conditions set forth in this Amendment.

D.	Executive desires to continue employment with the Company and transition to the position of chief executive officer on a non-interim basis on the terms and conditions set forth in this Amendment.

E.	The Nominating and Corporate Governance/Compensation Committee (the “Committee”) of the Board of Directors of the Company has determined and approved the terms of Executive’s continued employment on the terms and conditions set forth in this Amendment.

F.	This Amendment, the Existing Employment Agreement and all related documents referenced in the Existing Employment Agreement shall govern the employment relationship between the Executive and the Company from and after the Effective Date.

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1.	Retention and Duties. Subject to the terms and conditions expressly set forth in this Amendment, the Company does hereby agree to continue the employment of the Executive and the Executive does hereby accept and agree to this engagement and employment. Executive’s employment with the Company is “at-will” and either the Company or Executive may terminate his employment with the Company at any time for any or no reason, subject to the terms and conditions set forth in the Existing Employment Agreement as amended by this Amendment.

2.	Amendments to Existing Employment Agreement.

2.1. Duties. Effective as of the Effective Date, Section 1.2 of the Existing Employment Agreement is hereby amended and restated in its entirety to read as follows:

1.2 Duties. Executive shall serve the Company as its Chief Executive Officer (the “CEO”) and shall have the powers, duties and obligations of management typically vested in the office of the CEO of a corporation, subject to the directives of the Company’s Board of Directors (the “Board”) and to the corporate policies of the Company as they are in effect and as amended from time to time throughout the Period of Employment (including, without limitation, the Company’s business conduct and ethics policies). Specifically, Executive will work closely with the Board and senior management to launch and execute the overall strategic and operational direction for the Company. Executive will establish Company policies and objectives in accordance with Board directives to achieve sustainable and cumulative growth over time. Moreover, Executive will establish responsibilities and procedures for attaining objectives and reviews of operations and financial statements to evaluate achievement of those objectives. During the Period of Employment, Executive shall report to the Board.

2.2. Board Appointment. A new Section 1.6 is hereby added to the Existing Employment Agreement to read in its entirety as follows:

1.6 Board Appointment. Executive will be appointed to the Board as of January 14, 2020. Upon the termination of Executive’s employment for any reason, or no reason, and upon the request of the Board, Executive agrees to resign from the Board and any or all of its committees.

2.3. Base Salary. Effective as of the Effective Date, Section 2.1 of the Existing Employment Agreement is hereby amended and restated in its entirety to read as follows:

2.1 Base Salary.

(a) Except as set forth herein, Executive’s base salary (the “Base Salary”) shall be paid in accordance with the Company’s regular payroll practices in effect from time to time, but not less frequently than in monthly installments. Commencing on January 18, 2020, Executive’s Base Salary shall be at an annualized rate of $325,000. Subject to Executive’s continued employment with the Company, the Base Salary shall be increased to an annualized rate of $350,000 effective July 1, 2021.

(b) Subject to Section 2.1(c), in an effort to help the Company preserve cash, the parties agree that up to 20% of the Base Salary may be payable to Executive in shares of the Company’s common stock (“Shares”) in accordance with the procedures set forth below and such other procedures mutually agreed to by Executive and the Nominating and Corporate Governance/Compensation Committee (the “Committee”) of the Board:

(i) During the Election Period (as defined below), Executive may elect that up to 20% of each installment of Base Salary payable to him during the applicable Quarterly Payroll Period (as defined below) be paid in Shares. To make such an election (each, an “Election”), Executive must deliver a written notice to the Company’s Corporate Secretary (a notice delivered via email will be deemed to be a written notice) indicating that Executive is electing to be paid a portion of the Base Salary for the applicable Quarterly Payroll Period in Shares and specifying the percentage of each installment of the Base Salary (up to 20%) that Executive is electing be paid in Shares (which percentage must be the same for all such installments). Absent an Election being timely made in accordance with this paragraph as to a particular Quarterly Payroll Period, all Base Salary for that particular Quarterly Payroll Period will be paid in cash. Once an Election is made with respect to a particular Quarterly Payroll Period, it may not be withdrawn, cancelled or modified in any respect.

(ii) The Shares issuable to Executive shall be issued on or within 5 business days following the date on which the portion of Base Salary paid in cash is paid to Executive (such date, the “Payroll Date”).

2

(iii) The number of Shares to be issued to Executive shall be equal to (A) the dollar amount of Base Salary that is being paid in Shares as determined in accordance with the applicable Election, divided by (B) the FMV (as defined below), rounded down to the nearest whole share.

(iv) To meet the obligations of the Company and Executive with respect to any income or employment withholding taxes, FICA contributions, or the like under any federal, state, local or foreign statute, ordinance, rule, or regulation in connection with the issuance of the Shares, the Company shall, at its sole discretion, either (A) withhold the required amount from the portion of Base Salary that is paid in cash or (B) withhold a number of Shares otherwise issuable to Executive having a FMV sufficient to satisfy the tax obligations associated with the payment of Base Salary in Shares.

(v) All Shares issued to Executive in respect of Base Salary shall be issued under the 2019 Plan (as defined below) and shall be fully vested and issued without restrictions (other than restrictions imposed by federal and state securities laws).

(vi) If the issuance of Shares would be deemed a purchase and on the date the Shares would be issued there is in place any restriction under applicable law (including a blackout period under the Sarbanes-Oxley Act of 2002) or the rules of the Exchange (a “Purchase Restriction”) which would prohibit Executive from making such a purchase, then the Shares shall be issued on the first Trading Day following the lapse or removal of the Purchase Restriction based on the FMV on such Trading Day.

(c) Notwithstanding anything to the contrary herein, the Committee shall have the right, exercisable in its sole discretion and for any reason, to cause the Company not to issue any or all of the Shares in respect of Base Salary, including, but not limited to, if the Committee determines that issuing such Shares will reduce the number of Shares available under the 2019 Plan to a level that limits the Company’s ability to use the 2019 Plan for other purposes. If the Committee exercises such right, then the number of Shares that would otherwise be issued in respect of Base Salary shall be reduced to the extent the Committee determines, and the Base Salary that would have otherwise been paid in Shares shall be paid in cash.

(d) For purposes of this Section 2.1:

“2019 Plan” means the NTN Buzztime, Inc. 2019 Performance Incentive Plan, as the same may be amended or restated from time to time, or any successor equity plan thereto.

“Election Period” means, with respect to (i) the Initial Payroll Period, the 5-day period that begins on and includes January 14, 2020, and (ii) a Standard Payroll Period, the 5-day period that begins on and includes the second business day following the date on which the Company’s most recent periodic report is filed with the SEC.

“Exchange” means the stock exchange (such as the New York Stock Exchange, NYSE American, the NASDAQ Global Market or NASDAQ Capital Market) with the greatest volume of trading in the Company’s common stock on the date of determination.

3

“FMV” means the closing price of the Company’s common stock on the Payroll Date as reported by the Exchange, provided, however, that if the Payroll Date is not a Trading Day, then the FMV shall be the closing price of the Company’s common stock on the Trading Day immediately preceding the Payroll Date as reported by the Exchange.

“Initial Payroll Period” means the period that (a) commences on the first date of the first payroll cycle that commences after January 14, 2020 and (b) ends on the Payroll Date for the Company’s payroll cycle that includes the date on which the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 is filed with the SEC.

“Quarterly Payroll Period” means the Initial Payroll Period and each Standard Payroll Period.

“SEC” means the U.S. Securities and Exchange Commission.

“Standard Payroll Period” means the quarterly period that relates to the applicable Election Period as maintained by the Company’s human resources department.

“Trading Day” means a day on which the Exchange is open for business.

2.4. Incentive Bonus. Effective as of the Effective Date, Section 2.2 of the Existing Employment Agreement is hereby amended and restated in its entirety to read as follows:

During the Period of Employment, the Executive shall be eligible to receive an annual incentive bonus (“Incentive Bonus”) in an amount to be determined by the Board (or its nominating and corporate governance/compensation committee) in its sole discretion, based on the achievement of performance objectives established by the Board (or its nominating and corporate governance/compensation committee) for that particular period. The level of achievement of performance metrics will be determined and approved by Board (or its nominating and corporate governance/compensation committee) in its sole discretion. The Executive’s target potential Incentive Bonus amount for the 2020 calendar year shall be set at $150,000. The Executive’s Incentive Bonus shall be pro-rated for any Company-approved leaves of absence.

The performance objectives for the Incentive Bonus for each calendar year will be determined by no later than March 31 of the current year (e.g., the Incentive Bonus for the calendar year 2020 shall be determined no later than March 31, 2020). The parties anticipate that the performance objectives will fall into three categories and the achievement of which will be determined quarterly: strategic, financial and operational.

The Incentive Bonus, if any, will be paid to Executive as follows: (a) 16.66% of the Incentive Bonus that is earned by Executive will be paid to Executive within 45 days following each of March 31, June 30 and September 30; and (b) 50.00% of the Incentive Bonus earned by Executive will be paid to Executive within 30 days after receipt of the independent auditor’s report on the Company’s annual financial statements for the year in question; provided that the Incentive Bonus will not be deemed earned and will not be paid to the Executive unless the Executive is employed by the Company on such payment date. Payment of the Incentive Bonus, if any, will be subject to withholdings in accordance with the Company’s standard payroll procedures.

In lieu of the Incentive Bonus, if the Company’s principal executive officer, the Company’s principal financial officer and the nominating and corporate governance/compensation committee of the Board agree, Executive shall instead be eligible to receive a spot bonus in an amount to be determined by the Board (or its nominating and corporate governance/compensation committee) in its sole discretion.

4

2.5. 2020 Stock Units Grant. Effective as of the Effective Date, a new Section 2.5 is hereby added to the Existing Employment Agreement to read in its entirety as follows:

2.5 2020 Stock Units Grant. The Company will grant to Executive stock units representing 75,000 shares of the Company’s common stock (the “2020 Stock Units Grant”) under the 2019 Plan. The 2020 Stock Units Grant will vest in accordance with, and otherwise be subject to, the terms of a stock unit agreement to be entered into by the Company and Executive on or about January 19, 2020, a form of which has been provided to the Executive. In the event of a Change in Control (as defined in in the 2019 Plan), and provided that Executive is employed by the Company through the effective date of the Change in Control, then 100% of the then unvested portion of the 2020 Stock Units Grant will vest.

2.6. Clawback. Effective as of the Effective Date, a new Section 2.6 is hereby added to the Existing Employment Agreement to read in its entirety as follows:

2.6 Clawback. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based or other compensation paid to the Executive under this Agreement or any other agreement or arrangement with the Company is, and will be, subject to any commercially reasonable policy (whether in existence as of the effective date of the applicable agreement or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to the Company’s employees in error, including, for example, if incentive compensation is paid based on the achievement of certain metrics or financial results and such results are subsequently determined to be materially incorrect; provided, however, that, other than the situation where Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, any such policy will require reimbursement or forfeiture of any excess incentive compensation paid to Executive solely to the extent such compensation was paid to Executive during the 365-day period immediately preceding the date on which the Board becomes aware of the error that resulted in the excess incentive compensation being paid to Executive. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

2.7. Severance. Effective as of the Effective Date, Section 4.2(b) of the Existing Employment Agreement is hereby amended and restated in its entirety to read as follows:

(b) In addition to the Accrued Obligations, if the Executive’s employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason, subject to tax withholding and other authorized deductions and subject to the requirements of Section 4.3, the Company shall: (i) pay the Executive as severance pay an amount equal to (A) the Severance Period (as defined below) multiplied by (B) 1/12 of the Base Salary rate in effect on the Separation Date, which shall be payable in substantially equal installments on a bi-weekly basis over a number of months equal to the Severance Period; and (ii) provided that the Executive timely elects continued insurance coverage pursuant to COBRA, reimburse the Executive for a period of months equal to the Severance Period an amount equal to the COBRA premiums actually paid by the Executive each month during the number of months equal to the Severance Period. The first installment of any severance pay payable under this Section 4.2(b) shall commence after the Executive executes the General Release and it has become effective in accordance with its terms and is not revoked. The “Severance Period” means such number that equals (a) 1 multiplied by (b) the number of full annual anniversaries of the Employment Commencement Date that occur on before the Separation Date; provided, however, that the Severance Period shall not be less than 6 nor more than 9. The “Employment Commencement Date” means December 29, 2014. For purposes of illustration, if Executive’s Separation Date were to be July 1, 2020, the Severance Period would be 6, if it were to be July 1, 2021, the Severance Period would be 6, and if it were to be July 1, 2022, the Severance Period would be 7.

5

3.	Terms of 1st Amendment.

3.1. Stay Bonus. Subject to the Stay Bonus Shares being issued to Executive in accordance with Section 4, all rights and obligations of the Company and Executive under Section 2.1 of the 1st Amendment are hereby terminated.

3.2. Performance Incentive Plan. For the avoidance of doubt, nothing herein affects the rights and obligations of the Company and Executive under Section 2.2 of the 1st Amendment, all of which continue in full force and effect in accordance with the terms and conditions of the 1st Amendment.

4.	Stay Bonus Shares. In lieu of the $30,000 bonus to which Executive is entitled under Section 2.1 of the 1st Amendment, the Company shall issue to Executive such number of shares of the Company’s common stock equal to (A) the Stay Bonus Amount (as defined below) divided by (B) the closing price of the Company’s common stock on the Effective Date (the “Stay Bonus Shares”). The “Stay Bonus Amount” equals (A) $30,000 divided by (i) a fraction, the numerator of which is the number of days lapsed between and including September 17, 2019 and the Effective Date, and the denominator of which is 180. The Stay Bonus Shares shall be issued under and subject to NTN Buzztime, Inc. 2019 Performance Incentive Plan and shall be fully vested and issued without restrictions (other than restrictions imposed by federal and state securities laws).

5.	Election to be Paid in Stock. Executive hereby elects that 20% of the Base Salary payable to him pursuant to the Existing Employment Agreement as amended by this Amendment (the Existing Employment Agreement as amended by this Amendment, the “Current Employment Agreement”) for all payments of his base salary for the period that begins with the payroll cycle that includes the Effective Date and ends with the payroll cycle that includes the date on which the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2019 is filed with the Securities and Exchange Commission be paid in shares of the Company’s common stock pursuant to Section 2.1 of the Current Employment Agreement.

6.	Governing Law. This Amendment, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of California, notwithstanding any California or other conflict of law provision to the contrary.

7.	Severability. If any provision of this Amendment or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Amendment which can be given effect without the invalid provisions or applications and to this end the provisions of this Amendment are declared to be severable.

6

8.	Conflict; Agreement. Except as modified by this Amendment, the Existing Employment Agreement, together with all stock unit agreements, stock option agreements and other agreement for equity-based compensation and the exhibits contemplated thereby, including the Confidentiality and Work for Hire Agreement and Mutual Agreement to Arbitrate, embody the entire agreement of the parties hereto respecting the matters within its scope. If there is a conflict between the terms and conditions of this Amendment and the Existing Employment Agreement, this Amendment shall take precedence. Otherwise, all other terms and conditions of the Existing Employment Agreement remain in full force and effect.

9.	Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Amendment shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

10.	Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Amendment. Hence, in any construction to be made of this Amendment, the same shall not be construed against either party on the basis of that party being the drafter of such language. The Executive agrees and acknowledges that he has read and understands this Amendment, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Amendment and has had ample opportunity to do so.

7

IN WITNESS WHEREOF, the Company and the Executive have executed this Amendment as of the first date set forth above.

“COMPANY”

NTN Buzztime, Inc., a Delaware corporation

By:	/s/ Richard Simtob
Name:	Richard Simtob
Title:	Chairman of the Nominating and Corporate Governance/Compensation Committee

“EXECUTIVE”

/s/ Allen Wolff
Allen Wolff